STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (the "Agreement") is made as of January ___, 1996 between WORTHINGTON INDUSTRIES, INC., a Delaware corporation, or its designated subsidiary ("Buyer"), William S. Dietrich, II Charitable Remainder Annuity Trust, the sole stockholder of Dietrich Industries, Inc. (the "Stockholder") and DIETRICH INDUSTRIES, INC., a Pennsylvania corporation (the "Company").

                             W I T N E S S E T H:

     WHEREAS, the Company is engaged in the manufacture and sale of certain metal framing products; and

     WHEREAS, the Stockholder wishes to sell to Buyer and Buyer wishes to purchase from the Stockholder all of the outstanding shares of capital stock of the Company (the "Company Stock").

     NOW, THEREFORE, in consideration of the premises and the warranties, representations, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.  PURCHASE AND SALE OF THE COMPANY'S STOCK.

     Subject to the terms and conditions hereof, the Stockholder agrees to sell to Buyer and Buyer agrees to purchase from the Stockholder the Company Stock, at the price hereinafter set forth.

Section 2.  PURCHASE PRICE.

     2.1 AGGREGATE PURCHASE PRICE. The purchase price to be paid to the Stockholder by Buyer for all of the outstanding shares of the Company Stock shall be $145,892,545, calculated as set forth on Schedule 2.1 (the "Purchase Price").

     2.2 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable as follows: (a) $140,892,545 shall be paid in immediately available funds to Stockholder at Closing pursuant to Section 4.2.1; and (b) $5,000,000 shall be payable in immediately available funds to PNC Bank, N.A., as Escrow Agent ("Escrow Agent") pursuant to Section 4.2.2.

Section 3.  CLOSING.

     Subject to the terms and conditions hereof, the parties agree to cause the closing of this transaction (the "Closing") to take place at the offices of Kirkpatrick & Lockhart LLP, 1500 Oliver Building in Pittsburgh, Pennsylvania, or at such place as is mutually agreeable to the parties hereto, at 10 a.m. local time on the later of (a) February 1, 1996 and (b) as soon as practicable and in no event later than five days after satisfaction or waiver of the conditions set forth in Section 11.8 hereof (HSR Act approval), or such other time and place as mutually agreed upon by the parties hereto (the date on which the Closing takes place shall be referred to herein as the "Closing Date").

Section 4.  DELIVERIES AT CLOSING.

     The following transactions shall occur at the Closing, all of which shall be deemed to occur simultaneously.

      4.1  DELIVERIES BY THE STOCKHOLDER.

     4.1.1.   The  Stockholder   shall  deliver  to  Buyer  a  certificate  or
certificates representing all of the issued and outstanding shares of the Company Stock. Such certificates shall be duly endorsed for transfer or accompanied by instruments of transfer in such form as Buyer may require, and the shares represented thereby shall be free and clear of all Liens.

     4.1.2. Stockholder shall deliver to Buyer a favorable opinion or opinions, addressed to Buyer and dated the Closing Date, of Kirkpatrick & Lockhart LLP, special counsel for the Company and the Stockholder, and Cohen & Grigsby, P.C., counsel for the Company, substantially in the form of Exhibits 4.1.2A and 4.1.2B, respectively, attached hereto.

     4.1.3. Stockholder shall (a) deliver to Buyer a certificate, dated the Closing Date and signed by the Stockholder to the effect that all representations and warranties made by the Stockholder under this Agreement are true and correct in all material respects at and as of the Closing Date and all of the agreements, covenants and obligations to be performed on the part of the Stockholder as of the Closing Date have been timely and duly performed in all material respects and (b) cause to be delivered by the Company a certificate signed by both the President and the Treasurer of the Company, to their knowledge based upon reasonable inquiry as of the Closing Date, to the effect that:

               (i) All representations and warranties made by the Company under this Agreement are true and correct in all material respects at and as of the Closing Date;

               (ii) All of the agreements, covenants and obligations to be performed on the part of the Company under this Agreement as of the Closing Date have been timely and duly performed in all material respects; and

               (iii) No material adverse change has occurred to the assets, properties or business of the Companies since October 31, 1995, taking into account seasonal changes in business and giving effect to the adjustments set forth in the Schedule of Financial Statements.

     4.1.4. Stockholder shall cause to be delivered to Buyer the resignations of the officers and directors of the Company and the Related Companies, except for those designated by Buyer, as officers or directors.

      4.2.  DELIVERIES BY BUYER.

     4.2.1. Buyer shall pay $140,892,545 to the Stockholder via wire transfer of immediately available funds.

     4.2.2. Buyer shall deliver $5,000,000 to Escrow Agent via wire transfer of immediately available funds to be held by the Escrow Agent pursuant to the Escrow Agreement.

     4.2.3. Buyer shall deliver to Stockholder a favorable opinion, addressed to the Stockholder, dated the Closing Date, of Dale T. Brinkman, General Counsel of Buyer, substantially in the form of Exhibit 4.2.3 attached hereto.

     4.3. DELIVERIES BY BUYER, THE COMPANY AND FORMER STOCKHOLDER. Buyer, the Company and the Former Stockholder shall execute and deliver a Non-Competition Agreement in the form of Exhibit 4.3 attached hereto.

Section 5.  ESCROW AGREEMENT.

     Buyer, Stockholder and Escrow Agent shall execute and deliver the Escrow Agreement in the form of Exhibit 5.

Section 6.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to Buyer as follows:

     6.1. ORGANIZATION, STANDING, ETC. OF THE COMPANY. The Company and each Related Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and all necessary Governmental licenses, authorizations, consents and approvals required to own or lease and to operate its properties and to carry on its business as presently conducted. The Company has delivered to Buyer complete and correct copies of the Certificate of Incorporation and the Bylaws, and all amendments thereto of the Company and each Related Company. The Company and each Related Company is duly qualified and in good standing as a foreign corporation duly authorized to do business in all jurisdictions in which the character of its properties owned or leased or the nature of its activities conducted makes such qualification or licensing necessary except in those jurisdictions where the failure to be so qualified and in good standing would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the business, operations, or financial condition of the Company and the Related Companies considered as a whole.

     The Schedule of Organization, Exhibit 6.1 to the Disclosure Schedules, sets forth a complete and correct list of each jurisdiction in which the Company is qualified as a foreign corporation and in which each Related Company is so qualified. The Schedule of Organization sets forth a complete and correct list of the officers and directors of the Company and of each Related Company.

     6.2. CAPITALIZATION AND STOCK OWNERSHIP. The authorized, issued and outstanding capital stock of the Company and each Related Company is as set forth in the Schedule of Capitalization, Exhibit 6.2 to the Disclosure Schedules. The Schedule of Capitalization correctly and accurately sets forth the name of each stockholder of the Company and each Related Company and the number of shares of each class of the stock owned of record by each stockholder. All outstanding shares of capital stock of the Company and each Related Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Schedule of Capitalization, there are outstanding (i) no shares of capital stock or other voting securities of the Company or a Related Company, (ii) no securities of the Company or a Related Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or a Related Company, (iii) no options or other rights to acquire capital stock or voting securities from a stockholder, the Company or a Related Company, and (iv) no obligation of a stockholder, the Company or a Related Company to issue or transfer any items listed in (i), (ii) or (iii) above, (collectively such items are referred to herein as ("Company Securities"). There are no outstanding obligations of the Company or a Related Company to repurchase, redeem or otherwise acquire any Company Securities. There are no shareholder agreements or other similar agreements relating to any shares of capital stock of the Company or a Related Company or any other Company Securities.

     All of the outstanding capital stock of, or other ownership interests in,
(i) the Company is owned of record by the Stockholder, and (ii) each Related Company is owned of record by the Company or a Related Company as listed on
Exhibit 6.2 to the Disclosure Schedules, in each case free and clear of any Lien and free of any other agreement, limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

     6.3. THE COMPANY'S SUBSIDIARIES. The Company has no Subsidiaries, direct or indirect, other than the Related Companies.

     6.4. BOOKS AND RECORDS. The books of account and other financial and corporate records of the Company and each Related Company are to the Company's knowledge in all material respects complete and correct and are maintained in accordance with normal business practices. The minute books of the Company and each Related Company have been made available to Buyer and its counsel, and to the Company's knowledge, accurately reflect all material corporate actions taken by the directors and stockholders of the Company and each Related Company.

     6.5. PARTNERSHIPS AND INVESTMENTS. Except as set forth in the Schedule of Partnerships and Investments, Exhibit 6.5 to the Disclosure Schedules, neither the Company nor any Related Company (a) is a partner or a participant in any joint venture, limited liability company or partnership of any kind, (b) has any outstanding investment in or advance to any other Person otherwise than by credit extended in the ordinary course of business, or (c) has any agreement or obligation to loan funds or provide capital to any partnership, joint venture, non-wholly owned Subsidiary, or other Person.

      6.6.  FINANCIAL STATEMENTS.

     6.6.1. The Company has delivered to Buyer balance sheets of the Company and the Related Companies as of December 31, 1990, 1991, 1992, 1993, and 1994, and the related statements of earnings, retained earnings and cash flows for the years then ended, together with opinions thereon by Deloitte & Touche, independent certified public accountants for the Company. The Company has also delivered to Buyer an unaudited consolidated balance sheet of the Company and the Related Companies as of October 31, 1995, and the related unaudited statements of earnings and retained earnings and cash flows for the ten months ended October 31, 1995.

     6.6.2. All financial statements referred to in Section 6.6.1 are in accordance with the books and records of the Company, and present fairly the financial condition and results of operations of the appropriate company or companies at the respective dates or for the respective periods indicated, subject to adjustments to be included in the year-end audited financial statements (set forth in Exhibit 6.6 to the Disclosure Schedules) and the absence of footnotes in the case of unaudited financial statements for the ten months ended October 31, 1995. Except as indicated in the notes thereto or in the Schedule of Financial Statements, Exhibit 6.6 to the Disclosure Schedules, all such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period covered thereby and the period preceding the period so covered, subject to adjustments to be included in the year-end audited financial statements (set forth in Exhibit 6.6 to the Disclosure Schedules) and the absence of footnotes in the case of unaudited financial statements for the ten months ended October 31, 1995.

     6.6.3.  As  used  herein,   the  term  "Balance  Sheet"  shall  mean  the
consolidated balance sheet of the Company and the Related Companies as of October 31, 1995. The accounts receivable shown on the Balance Sheet net of applicable reserves are collectible in the net amount shown. Accounts receivable acquired after the Balance Sheet date arose in the ordinary course of business. Except as disclosed on the Schedule of Financial Statements, the inventories shown on the Balance Sheet, or thereafter acquired, are generally in good and salable condition in the ordinary course of business. Except as set forth on the Schedule of Financial Statements, the inventories shown on the Balance Sheet, or thereafter acquired, are valued on the last-in first-out method in accordance with generally accepted accounting principles consistently applied.

     6.6.4. Except as disclosed on Exhibit 6.6. reserves have been established on the Balance Sheet to reflect all known liabilities related to operations and facilities of the Company and the Related Companies which have been closed.

     6.6.5. Effective as of January 1, 1996, the Company's tax status changed from a Subchapter S corporation to a Subchapter C corporation (as such terms are defined in the Internal Revenue Code of 1986, as amended (the "Code")), and prior to Closing the Company shall change the Company's tax method of accounting as reflected in the proposed Form 3115 attached as Exhibit 6.6.A to the Disclosure Schedules. Under the Code a Subchapter S corporation is not a taxpayer for federal income tax purposes and tax obligations, if any, relating to the operations of such corporations are borne directly by the stockholder of such corporations. The Company shall have no liability for income taxes relating to or arising from its operations before January 1, 1996, and all such income tax liability is payable by the stockholder of the Company.

     6.6.6. Exhibit 6.6 to the Disclosure Schedules contains a list of all material adjustments to be made to the Company's Consolidated Balance Sheet and Statement of Income between the date of the Balance Sheet and December 31, 1995, broken down according to (i) normal year-end adjustments to be made based on past practices, and (ii) other adjustments.


      6.7  TITLE TO PROPERTIES, ETC.

     6.7.1. The Schedule of Property, Exhibit 6.7 to the Disclosure Schedules, sets forth a complete list of all real property owned or leased by the Company or any Related Company. Each such company has (a) good and marketable title to all real properties which may be listed as owned by it in the Schedule of Property free and clear of all Liens except for Permitted Liens and (b) valid leasehold interests in all real properties listed as leased by it in the Schedule of Property. To the Company's knowledge, such real property owned or leased by the Company or any Related Company and the present use thereof (i) does not violate any local zoning or similar land use laws or Governmental regulations or any restrictive covenants, and (ii) does not encroach on and is not encroached upon by any property owned by any other Person except for any violation or encroachment which would not materially impair the use or value of the property in the business of the Company or the Related Companies as presently conducted.

     6.7.2. The Company has delivered or made available to Buyer complete copies of all available deeds, title opinions, title insurance policies and surveys relating to the real property owned by the Company or any Related Company.

     6.7.3. The Company and each Related Company has valid Leases respecting all material personal property leased or rented by it, and all such Leases are listed in the Schedule of Contracts. Neither the Company nor any Related Company is a party to any Lease except those listed in the Schedule of Contracts, copies or summaries of which Leases have been provided to Buyer. The rights of the Company or any Related Company as lessee or renter under such Leases are free and clear of all Liens, except as may be indicated in the Disclosure Schedules and except for Permitted Liens. Except as may be listed on the Schedule of Property all items of tangible personal property owned or leased by the Company are located on premises leased or owned by the Company or any Related Company.

     6.7.4. Except as set forth on the Schedule of Property, (a) all structures and other improvements located on real property owned or leased by the Company or any Related Company and all material machinery, equipment and other tangible personal property of the Company or any Related Company currently used in the conduct of its business are in good operating condition and repair, subject to ordinary wear and tear, (b) each Lease of real or personal property is valid and subsisting, (c) all rents and other amounts required to be paid to the Closing Date under such Leases of real or personal property have been paid to the Closing Date, and (d) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default under such a Lease on the part of the Company or a Related Company and, to the Company's knowledge, there exists no such event or condition which constitutes or would constitute a default on the part of any of the other parties thereto.

     6.7.5. Except as set forth in the Disclosure Schedules, the Company and each Related Company owns, free and clear of any Lien (except for Permitted Liens), all of the material personal property, including contractual rights, used in the conduct of its business, including without limitation, all those reflected in the Balance Sheet or acquired after such date (except for inventories and other assets sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet). Such personal property, together with the real property listed in Exhibit 6.7 and the personal property leased from others pursuant to Leases which may be listed in the Schedules to the Disclosure Schedules, constitutes all of the tangible property used or useable in the business of the Company or the Related Companies.

     6.7.6. The Schedule of Property contains a complete list of any real property owned or leased by the Company or a Related Company within the past five years which is no longer owned or leased by the Company or a Related Company.

     6.7.7. The Schedule of Property contains a complete list of property owned or leased by the Company or a Related Company which is not used in their business. Certain items of personal property, such as photographs, trophies, personal documents, memorabilia and a collection of books, of the Former Stockholder located at the Company's executive offices or the Company's apartment in Pittsburgh, Pennsylvania are not subject to the terms of this Agreement.

      6.8.  MATERIAL CONTRACTS.

     6.8.1. The Schedule of Contracts, Exhibit 6.8 to the Disclosure Schedules, contains a complete list of all Contractual Obligations and commitments of the following types to which the Company or any Related Company is a party or by which the Company or any Related Company or any of its properties were bound as of October 31, 1995 or as of the date hereof:

               (a) promissory notes, loan agreements, mortgages, indentures, security agreements, conditional sales contracts and other material Contractual Obligations relating to indebtedness, the extension of credit or other financing arrangements;

               (b) sale and leaseback arrangements and installment purchase arrangements;

               (c) partnership and joint venture agreements;

               (d) management or operating agreements;

               (e) employment and consulting agreements;

               (f) collective bargaining or similar agreements;

               (g) bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, welfare or other plans, agreements, trusts, funds or arrangements for the benefit of employees (whether or not legally binding);

               (h) sales agency, franchise, manufacturer's representative, distributorship, distribution or similar agreements;

               (i) agreements, orders or commitments for the purchase by the Company or any Related Company of materials, supplies or services which exceed $50,000 and are not in the ordinary course of business;

               (j) agreements, orders or commitments for sale or lease by the Company or any Related Company of its assets, products or services which exceed $50,000 and are not in the ordinary course of business;

               (k) licenses or royalty agreements relating to Intellectual Property or intellectual property rights;

               (l) agreements or commitments for capital expenditures in excess of $250,000 for a single project (it being warranted that the commitments for all undisclosed contracts for such projects does not exceed $500,000 in the aggregate);

               (m) brokerage or finder's agreements;

               (n) Contractual Obligations containing in any case a specific clause or affected by a Requirement of Law giving any Person a party to such Contractual Obligation the right to renegotiate or require a reduction or increase in prices or the repayment of any amount previously paid;

               (o) agreements or other documents creating Liens relating to any real or personal property owned, rented, or leased by the Company or any Related Company;

               (p) agreements relating to the Lease or rental of real or personal property;

               (q) other Contractual Obligations and commitments which in any case involve payments or receipts thereunder of more than $100,000 in the aggregate with any Person;

               (r) Contractual Obligations containing covenants limiting the freedom of the Company or any Related Company, or any stockholder, officer, or director thereof to compete in any line of business, with any Person or in any area, territory, product or service;

               (s) any outstanding power of attorney given by the Company or any Related Company;

               (t) agreements that restrict (i) the maintenance or incurrence of indebtedness, (ii) the sale or lease of property or (iii) distributions or transfers to shareholders (by dividend or otherwise);

               (u) Guaranties;

               (v) any other material Contractual Obligation of the Company or any Related Company not made in the ordinary course of business.

     6.8.2. Except as set forth in the Schedule of Contracts, (a) each Contractual Obligation and commitment of the Company and the Related Companies is in full force and effect; and (b) the Company or the Related Company, as the case may be, and, to the Company's knowledge, all other parties to such Contractual Obligations and commitments, have in all material respects performed all obligations required to be performed by them and no Contractual Obligation or commitment to which the Company is a party contains any provisions when taken as a whole which, in the judgment of the Company, are unusually burdensome, restrictive or unfavorable to the Company and which have a Material Adverse Effect on the Company as of the date of this Agreement.

     6.8.3. Except as set forth in the Schedule of Contracts, there has been no termination, cancellation or limitation of, or any material modification or change in, the business relationship of the Company and the Related Companies with (a) any landlord or lender whose involvement is significant to the Companies' business (other than in the ordinary course of business), (b) any supplier or affiliated group of suppliers whose sales individually or in the aggregate provided more than 5% of gross purchases made by the Company and the Related Companies for any of the years ended December 31, 1994 or 1995, or (c) any customer of affiliated group of customers who purchases individually or in the aggregate provided more than 5% of gross sales made by the Company and the Related Companies for any of the years ended December 31, 1994 or 1995.

     6.8.4. Except as set forth in the Disclosure Schedules, the outstanding Contractual Obligations relating to the purchase or sale of goods by the Company and Related Companies are not in the aggregate at prices which are materially unfavorable to the Company and the Related Companies and neither the Company nor the Related Companies are parties to any Contractual
Obligation for the purchase of goods or services calling for delivery or performance 90 days or more from the date of order.

     6.8.5. The Company and the Related Companies have delivered to Buyer complete copies of all written Contractual Obligations and commitments, together with all amendments thereto, listed on the Schedule of Contracts and a complete description of all oral agreements listed in the Schedule of Contracts.

     6.8.6. Neither the Company nor any Related Company has entered into any material Government contract either as a prime contractor or a subcontractor.

      6.9.  LITIGATION.

     6.9.1. Except as disclosed in the Schedule of Litigation, Exhibit 6.9 to the Disclosure Schedules, there are no claims, actions, suits, proceedings, arbitrations, or investigations are pending before any court or Governmental official, body or agency, or any private arbitrator, mediator or arbitration tribunal, against or relating to the Company or any Related Company or its assets, properties, or business, or the transactions contemplated by this Agreement, nor has there been any threat in writing of such claim, action, suit, proceeding, arbitration or investigation, nor, to the Company's knowledge, is there any basis for any such claim, action, suit, proceeding, arbitration, or investigation.

     6.9.2. Except as disclosed in the Schedule of Litigation, neither the Company nor any Related Company, nor any officer, director, or, to the Company's knowledge, any employee thereof has been permanently or temporarily enjoined by order, judgment, or decree of any court or other tribunal or any agency from engaging in or continuing in the conduct or practice of the business engaged in or presently proposed to be engaged in by the Company or any Related Company.

     6.9.3. Neither the Company nor any Related Company is subject to or in default with respect to any material order, writ, injunction or decree directed to the Company or any Related Company or to which it is a party of any court or any Governmental department, commission, board, bureau, or agency.

     6.9.4. The Company has furnished to Buyer complete copies of all attorney representation letters provided to the Company or its auditors with respect to its December 31, 1994 audited financial statements.

     6.10. COMPLIANCE WITH LAWS AND ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Schedule of Liabilities, Exhibit 6.10 of the Disclosure Schedules, the Company and the Related Companies are in substantial compliance with all applicable Requirements of Law. Except to the extent reflected or reserved against in the Balance Sheet or as may be set forth and described in the Schedule of Liabilities, neither the Company nor any Related Company has any liability of any kind whatsoever, whether absolute, accrued, contingent, determined or determinable, or otherwise, whether due or to become due including, without limitation, pension liabilities, product warranty claims, product liability claims, liabilities as guarantor under any Guaranty and liabilities for taxes, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in a liability, except for normal liabilities in the ordinary course of business incurred since the Balance Sheet Date in amounts consistent with past experience which in the aggregate are not material to the Company and the Related Companies.

     6.11. TAXES. The Company and the Related Companies have timely filed all Governmental tax returns, statements, reports and forms required to be filed with the appropriate tax authority in accordance with all applicable laws through the date hereof and shall timely file all returns, statements, reports and forms required on or before the Closing Date. Such returns, statements, reports and forms are and will be true, correct and complete. The Company and the Related Companies have paid and discharged all Governmental taxes due. Neither the Internal Revenue Service nor any other Governmental authority, is now asserting or, to the Company's knowledge, threatening to assert against the Company or any Related Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. United States federal income tax returns for the Company and each Related Company have been examined by the IRS for the fiscal years through the fiscal year ended
December 31, 1994, and the Company has delivered to Buyer a complete and correct copy of the most recent consent agreement filed with the IRS by the Company. Except as disclosed in the Schedule of Taxation, Exhibit 6.11 of the Disclosure Schedules, neither the Company, nor any Related Company nor the shareholders thereof have granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Governmental tax and no issues have been raised and are currently pending) by the IRS or any other taxing authority in connection with any matter concerning the Company or a Related Company. The accruals and reserves for taxes (including interest and penalties, if any, thereon) reflected in the Balance Sheet are adequate in accordance with generally accepted accounting principles. The Company and each Related Company has withheld or collected and paid over to the appropriate Governmental authorities or is properly holding for such payment all taxes required by law to be withheld or collected. There are no Liens for taxes upon the assets of the Company or any Related Company, other than Liens for current taxes not yet due and payable.

      6.12.  EMPLOYEE PLANS.

     6.12.1. The Schedule of Employee Plans, Exhibit 6.12 of the Disclosure Schedules, lists each "employee benefit plan", as defined in Section 3(3) of ERISA, which (i) is maintained, administered or contributed to by the Company or any Related Company, (ii) covers any employee or former employee of the Company or any Related Company or (iii) under which the Company or any Related Company has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with (x) the most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (y) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans". The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such on the Schedule of Employee Plans. The Company has provided Buyer with age, service and related data as of the most recent date practical for employees, former employees, and beneficiaries under the Company's defined benefit retirement plan.

     6.12.2. Except as otherwise disclosed in the Schedule of Employee Plans, no Employee Plan constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), no Employee Plan is maintained in connection with any trust described in Section 501 (c)(9) of the Code and neither the Company nor any Related Company is required to contribute to any Multiemployer Plan. The only Employee Plans that are subject to Title IV of ERISA (the "Retirement Plans") are identified on the Schedule of Employee Plans. As of the Balance Sheet Date and except for reserves established on the Balance Sheet, the fair market value of the assets of each Retirement Plan (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under such Retirement Plan determined on an ongoing funding basis using the assumptions established by the Code, including the Retirement Protection Act of 1994, as in effect on such date. No "accumulated funding deficiency," as defined in Section 412 of the Code, has been incurred with respect to any Pension Plan, whether or not waived. To the Company's knowledge, no "reportable event," within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan, except as shown on the Form 5500s furnished to Buyer or as identified on the Schedule of Employee Plans. No condition exists and no event has occurred that could constitute grounds for termination of any Retirement Plan, or with respect to any Employee Plan which is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV or ERISA and neither the Company nor any Related Company has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. To the Company's knowledge, if a "complete withdrawal" by the Company or a Related Company were to occur, as of the Closing Date with respect to all Employee Plans which are Multiemployer Plans, neither the Company nor any Related Company would incur any withdrawal liability under Title IV of ERISA. To the Company's knowledge, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Related Company, any officer or director of the Company or any Related Company subject to any liability under Title I of ERISA or liability for any tax pursuant to Section 4975 of the Code.

     6.12.3.  Each  Employee  Plan which is  intended  to be  qualified  under
Section 401 (a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501 (a) of the Code. The Company has furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the Requirements of Law, including but not limited to ERISA and the Code, which are applicable to such Plan.

     6.12.4. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Related Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(i)(2) or 280G of the Code.

     6.12.5. The Schedule of Contracts contains a list of each employment severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or a Related Company; and (iii) covers any employee or former employee of the Company or any Related Company. Such contracts, plans and arrangements as described above, copies or descriptions of all of which have been furnished to Buyer, are referred to collectively herein as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the Requirements of Law that are applicable to such Benefit Arrangement.

     6.12.6. Neither the Company nor any Related Company has any liability for post-retirement or post-employment health and medical benefits for retired employees of the Company and the Related Companies, except for obligations imposed by COBRA. Except as set forth in the Schedule of Employee Plans, no condition exists that would prevent the Company or any Related Company from amending or terminating any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any active or former employee or any other participant or beneficiary other than limitations imposed under the terms of a collective bargaining agreement, copies of which have been forwarded to Buyer.

     6.12.7. Except as set forth in the Schedule of Employee Plans, prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any Related Company relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1994.

     6.12.8. Except as set forth in the Schedule of Contracts, neither the Company nor any Related Company is a party to or subject to any union contract or any employment contract or arrangement providing for annual future compensation with any officer, consultant, director or employee.

      6.13.  INTELLECTUAL PROPERTY.

     6.13.1.  Except as  listed  in the  Schedule  of  Intellectual  Property,
Exhibit 6.13, (a) there is no Intellectual Property owned by or registered in the name of the Company or a Related Company, and no applications for Intellectual Property have been made by the Company or a Related Company or by its employees for its benefit; (b) the Company and each Related Company are the registered and beneficial owners of such Intellectual Property which may be listed in the Schedule of Intellectual Property as owned by it, free and clear of any royalty or Lien; (c) all such Intellectual Property of the Company and the Related Companies is freely assignable by the owner thereof;
(d) all such Intellectual Property is valid or enforceable by the owner thereof; (e) the Company has no knowledge of any infringement by any third party upon any Intellectual Property of the Company or a Related Company; and
(f) neither the Company or any Related Company has taken or omitted to take any action which would have the effect of waiving any of its rights under any Intellectual Property.

     6.13.2. Except as listed in the Schedule of Intellectual Property, (a) there are no other inventions, formulae, trade secrets, manufacturing processes, know-how or other Intellectual Property rights which are necessary or useful in the operation of the business of the Company and the Related Companies in the manner presently operated; (b) the Company and each Related Company has the right to use, free and clear of any royalties, claims, or rights of others, all such Intellectual Property rights (whether or not reduced to writing) necessary or useful in the marketing of the products presently marketed by them, including any product licensed from others; and
(c) all Intellectual Property rights owned or held by any stockholder, employee or officer of the Company or a Related Company and used in the business of the Company or a Related Company has been duly and effectively transferred to the Company or the Related Company.

     6.13.3. Except as set forth in the Schedule of Intellectual Property or in the other Schedules to the Disclosure Schedules, during the past five years neither the Company nor any related Company has been charged with infringement of any Intellectual Property right of any third party, and to the best of the Company's knowledge no such infringement now exists, whether or not claimed by any Person.

     6.14 ENVIRONMENTAL COMPLIANCE. Except as set forth in the Schedule of Environmental Matters, Exhibit 6.14 to the Disclosure Schedules:

     6.14.1. No notice, notification, demand, request for information, citation, summons, complaint or order has been received by the Company within two years prior to date of this Agreement (or any notice received prior thereto which is not resolved prior to the Closing), no notice has been received by the Company within two years prior to the date of this Agreement (or any notice received prior thereto which is not resolved prior to the Closing) that a penalty has been assessed or that an investigation or review is pending, or to the knowledge of the Company threatened or contemplated by any Governmental entity or other Person, (i) with respect to any alleged violation of any Requirement of Law in connection with the conduct of the business of the Company or any Related Company and relating to a Hazardous Substance (as hereinafter defined) or (ii) with respect to any alleged failure to have any permit, certificate, license, approval, registration or authorization required in connection with the conduct of the business of the Company or any Related Company relating to a Hazardous Substance or (iii) with respect to any generation, treatment, storage, recycling, transportation, disposal or release, including a release as defined in 42 USC Section 9601 ("Release") of any toxic, or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, regulated under federal, state, local or foreign environmental statutes, ordinances, rules, regulations or orders ("Hazardous Substance") used in connection with the business of the Company or any Related Company.

     6.14.2. (i) Neither the Company nor any Related Company has, other than incident to the operation of the Company or a Related Company or as a generator, handled any Hazardous Substance, on any property now or previously owned or leased by the Company or any Related Company; (ii) no asbestos, polychlorinated biphenyls or urea formaldehyde is present at any owned or leased property of the Company or any Related Company; (iii) there are no underground storage tanks, currently in use or abandoned, at any owned or leased property of the Company or any Related Company which have been used by the Company or any Related Company to store or contain a Hazardous Substance and all costs and liabilities with respect to any underground storage tanks previously removed by the Company or a Related Company have been paid or are accrued as a liability on the Balance Sheet, and (iv) there has been no Release of a Hazardous Substance by the Company or a Related Company at, on or under any property, and there is no Environmental Contamination of any property owned by the Company or a Related Company and there is no Environmental Contamination caused by the Company or a Related Company, on any property leased by the Company or a Related Company, to the extent any of the foregoing would result in the Company or a Related Company incurring an Obligation or Liability with respect thereto.

     6.14.3 Neither the Company nor any Related Company has transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") or on any similar state list or which is the subject of any Governmental enforcement action or other investigation which may lead to claims for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

     6.14.4. No written notification of a Release of a Hazardous Substance has been filed by or on behalf of the Company within three years prior to the date of this Agreement and none of the Company's owned or leased property is listed or, to the knowledge of the Company or the Stockholders, is proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS or any similar state list of sites requiring investigation or clean-up.

     6.14.5. There are no environmental Liens on any asset of the Company or a Related Company, no Governmental actions have been taken or are in process which could subject any of such assets to such Liens.

     6.14.6. There have been no environmental investigation reports, studies, audits, or technical reviews conducted by or which are in the possession of the Company or to the knowledge of the Company any Related Company in relation to any property or facility owned or leased by the Company, and the Buyer has been furnished copies of all such environmental investigation reports, audits, etc. so listed in the Schedule of Environmental Matters.

     6.15. LABOR MATTERS.

     6.15.1.  Except as set forth in the  Schedule of Labor  Matters,  Exhibit
6.15 to the Disclosure Schedules, the Company and each Related Company is in substantial compliance with all Requirements of Law respecting employment and employment practices, terms and conditions of employment, and wages and hours and is not engaged in any unfair labor practice; there is no unfair labor practice complaint against the Company or any Related Company pending before the National Labor Relations Board or any Governmental agency; there is not now nor has there been during the last five years any labor strike pending, or to the best of the Company's knowledge threatened, against the Company or any Related Company; no representation question exists respecting the employees of the Company or any Related Company; and no grievances or arbitration proceedings arising out of or under collective bargaining agreements are pending and to the Company's knowledge no claim therefor exists.

     6.15.2. Except as set forth in the Schedule of Labor Matters, all accrued obligations of the Company and each Related Company, whether arising by operation of law, by contract or by past custom for payments to trusts or other funds or to any Governmental agency, with respect to workers compensation, unemployment compensation, social security, pension or any other benefits for employees of the Company or a Related Company as of the date hereof, have been paid or adequate accruals therefor have been provided, and none of the foregoing has been rendered not due by reason of any extension, whether at the request of the Company, a Related Company or otherwise. All reasonably anticipated obligations of the Company and each Related Company, whether arising by operation of law, by contract or by past custom, for salaries, vacation and holiday pay, bonuses and other forms of compensation which were payable to the employees of the Company and the Related Companies as of October 31, 1995, and the Closing Date, or properly accruable as of such dates have been paid as of such date or adequate accruals therefor have been made in the financial statements or books of the Company and the Related Companies both as of October 31, 1995 for items as of such date and at Closing for subsequent items, and the Company has supplied Buyer with a breakdown of the accruals for each type of compensation.

     6.15.3. Except as set forth in the Schedule of Affiliate Transactions, no bonus or similar item has been paid to any employee of the Company or a Related Company since October 31, 1995.

     6.16. CONSENTS. Except as set forth in the Schedule of Consents,  Exhibit
6.16 to the Disclosure Schedules, (a) there is no consent, approval, order, or authorization of, or registration, declaration, or filing with, any
Governmental authority on the part of the Company or any Related Company or any Stockholder thereof required in connection with the valid execution, delivery and performance by the Company and Stockholder of this Agreement and the consummation of the transactions contemplated herein by the Company and Stockholder; (b) all permits, concessions, grants, franchises, licenses and other Governmental authorizations and approvals necessary for the conduct of the business as currently conducted of the Company and the Related Companies, the absence of which would have a significant effect on the operations or value of the Companies, have been duly obtained and are in full force and effect, and there are no proceedings pending or threatened, which may result in the revocation, cancellation or suspension, or any material and adverse modification of any thereof; and (c) there is no consent, approval or authorization of any other Person required in order to prevent such Person from having the right to terminate a material lease, agreement, or other arrangement with the Company or a Related Company or to otherwise take action (or refrain from taking action) which could have a Material Adverse Effect.

     6.17. INSURANCE.

     6.17.1. The Schedule of Insurance, Exhibit 6.17 to the Disclosure Schedules, lists each insurance policy which is maintained by the Company or a Related Company. Except as may be set forth in the Schedule of Insurance, (a) the Company and each Related Company has maintained and continues to maintain insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, including insurance with respect to product liability; (b) all insurance policies maintained by the Company or a Related Company are in full force and effect, all premiums due thereon have been paid, and the Company and each Related Company has complied with the provisions of such policies; (c) no notices of any pending or threatened terminations or premium increases with respect to any of such insurance policies have been received and no policy of insurance is retrospectively rated or has premiums subject to future adjustment upon audit other than worker's compensation; and (d) neither the Company nor any Related Company has failed to give any notice or present any claim under any insurance policy in due and timely fashion.

     6.17.2. The Company has provided Buyer with the Company's list of (i) all material claims which the Company or any Related Company has put in the hands of an insurance carrier since October 1, 1990 seeking damages for personal or other damages resulting from the lease, sale or use of any product of the Company or any Related Company; (ii) all other material claims made with insurance carriers since October 1, 1990; and (iii) all recommendations specifically directed to the Company by or made on behalf of any insurance company that issued a policy with respect to any of the properties, assets or business of the Companies since December 31, 1994.

     6.17.3. The Company has made available to Buyer copies of all insurance policies maintained by the Company or any Related Company as currently in effect, together with all riders and amendments thereto.

     6.18. TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth in the Schedule of Affiliate Transactions Exhibit 6.18 to the Disclosure Schedules or in any other Schedule, no stockholder, (current or former), officer or director of the Company or a Related Company, or any Affiliate of any such stockholder, officer or director, owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer, director or employee of, any customer, competitor or supplier of the Company or a Related Company or of any Person which has a material contract or arrangement with the Company or a Related Company. There is no indebtedness, obligation or transaction between the Company or a Related Company, on the one hand, and any stockholder (current or former), officer or director of the Company or a Related Company, or any Affiliate of any such stockholder, officer or director, on the other (a) which was outstanding on October 31, 1995, or (b) which took place after October 31, 1995 (other than ordinary salary and fringe benefits, excluding bonuses, paid for services performed by an officer as an employee of the Company or a Related Company), except for those the terms of which have been described in the Schedule of Affiliate Transactions. The Schedule of Affiliate Transactions lists each indemnification agreement or arrangement the Company or a Related Company has with any officer, director or employee.

     6.19. BANK ACCOUNTS, ETC. The Schedule of Bank Accounts, Exhibit 6.19 to the Disclosure Schedules, lists bank accounts maintained by the Company and each Related Company or in which its property is held.

     6.20. ABSENCE OF CERTAIN CHANGES. Except as set forth in the Schedule of Changes, Exhibit 6.20 to the Disclosure Schedules or any other Schedule since October 31, 1995, neither the Company nor any Related Company has:

     6.20.1. Incurred any obligations or liabilities, whether absolute, accrued, contingent or otherwise including, without limitation, liabilities for borrowed money or as guarantor under any Guaranty, other than obligations and liabilities (a) incurred under this Agreement, (b) incurred in the ordinary course of its business, or (c) incurred under the contracts and commitments listed in the Schedule of Contracts;

     6.20.2. Permitted or agreed to permit any of its material assets, tangible or intangible, to become subjected to any Lien or Lease except for Permitted Liens;

     6.20.3. Acquired or disposed of any assets or properties or entered into any Contractual Obligation for any such acquisition or disposition other than this agreement, except in the ordinary course of business or except for such acquisitions or dispositions made under the contracts and commitments listed in the Schedule of Contracts;

     6.20.4. Declared, made, paid or set apart any sum or property for any dividend or other distribution to its stockholders or purchased, redeemed or otherwise acquired any Company Security; or

     6.20.5. Increased the wages, salaries, compensation, pension or other benefits payable to any director, officer or employee by more than 5% of the amount thereof in effect as of December 31, 1994, or paid any bonus or granted any severance or termination pay, or entered into any Contractual Obligation to make or grant any severance or termination pay, or entered into any Contractual Obligation relating to employment with any officer or employee;

     6.20.6. Amended any material term of any Company Security;

     6.20.7. Forgiven or canceled any Indebtedness or Contractual Obligation or waived any rights of value, in any case, or in the aggregate, involving amounts exceeding $10,000;

     6.20.8. Entered into any transaction involving the expenditure of more than $100,000 other than in the ordinary course of business;

     6.20.9. Granted any rights or licenses under any of its Intellectual Property, or entered into any licensing or distributorship arrangement other than in the ordinary course of business;

     6.20.10. Suffered any adverse change in its business, condition, sales, income, assets or liabilities which has had or has a reasonable possibility of resulting in a Material Adverse Effect;

     6.20.11. Suffered any damage, destruction or loss (whether or not covered by insurance) which has had a Material Adverse Effect;

     6.20.12. Suffered or been threatened with any strike, work stoppage, slow-down or other labor disturbance or dispute (other than routine individual grievances);

     6.20.13. Suffered any loss of employees, suppliers or customers that has had a Material Adverse Effect;

     6.20.14. Made any loan or capital contribution to or investment in any Person other than loans or capital contributions to or investments in the Company or a Related Company; or

     6.20.15. Implemented any change in method of accounting or accounting practice by the Company or any Related Company.

     6.20.16.   Paid  dividends  to  the  Former   Stockholder  in  excess  of
$27,625,941.

     6.21. EFFECT OF AGREEMENT. Except as set forth on the Schedule of Consents, the execution, delivery and performance of this Agreement by the Company and the Stockholder and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both:

     6.21.1. Contravene or conflict with or constitute a violation of any provision of any Requirement of Law applicable to the Company or a Related Company;

     6.21.2. Violate, terminate, or modify, or give any Person the right to modify or terminate any of the material Contractual Obligations and commitments which may be set forth on the Schedule of Contracts or on any other Schedule, or any of the permits, concessions, grants, franchises, licenses, and other Governmental authorizations and approvals referred to in
Section 6.16, for any reason, including the failure to obtain the consent of such Person;

     6.21.3. Result in a material breach of or conflict with any term, covenant, condition, or provision of; result in the modification or termination of; constitute a material default under any Contractual Obligation to which the Company or a Related Company is a party or by which any of its property is bound;

     6.21.4. Accelerate or give any Person the right to accelerate the payment of any material obligation or the time within which, or the terms under which, the Company or a Related Company is to perform any act or receive any rights or benefits; or

     6.21.5. Result in the creation or imposition of any Lien upon any of the properties or assets of the Company or a Related Company.

     6.22. PRODUCT WARRANTIES. Neither the Company nor any Related Company has made any written product warranties except as set forth in the Schedule of Warranties, Exhibit 6.22 to the Disclosure Schedules. Any other warranties as may exist are those implied warranties not expressly disclaimed. The Company's levels of sales returns and allowances relating to warranty claims are generally consistent with historic levels.

     6.23. REGULATORY MATTERS. The Company and each Related Company has complied in all material respects with filing and other requirements to provide all reports, data, other information and applications with respect to its businesses to be filed with or otherwise provided to all applicable Governmental authorities.

     6.24. BROKERS. No agent, broker, investment banker, or other Person acting on behalf of the Company, a Related Company or any of its stockholders or under the authority of any of them is or will be entitled to any broker's or finder's fees or any other commission or similar fee directly or indirectly from any of the parties hereto, or any Related Company, in connection with any of the transactions contemplated herein.

     6.25. AUTHORIZATION OF AGREEMENT. This Agreement has been duly and validly executed by the Company, all corporate action required in connection with the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder has been taken, and this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     6.26. DISCLOSURE. To the best of the knowledge of the Company neither this Agreement nor any Exhibit, Schedule, certificate or other document delivered by or on behalf of the Company and Stockholder as required by the Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein in light of the circumstances under which they were made, not misleading.

Section 7.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER.

     Stockholder represents and warrants to the Buyer as follows:

     7.1. OWNERSHIP OF COMPANY STOCK. All of the outstanding capital stock of the Company is owned by the Stockholder free and clear of any Lien and free of any other agreement, limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock).

     7.2. AUTHORIZATION OF AGREEMENT. This Agreement has been duly and validly executed by the Stockholder and constitutes the valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms.

     7.3. ASSURANCE REGARDING INDEMNIFICATION OBLIGATIONS. Subject to the provisions set forth below, the Stockholder has the legal authority to satisfy its indemnification obligations under this Agreement. In accordance with its governing instrument, and as a charitable remainder annuity trust qualified under Section 664 of the Internal Revenue Code of 1986, as amended ("Code"), the Stockholder is obligated to make annual payment to the Former Stockholder of a sum certain equal to five percent of the initial net fair market value of all property transferred to the Stockholder upon its creation on January 1, 1996 and to make no other payments to any beneficiary during the lifetime of the Former Stockholder. Upon the death of the Former Stockholder, the remaining assets of the Stockholder pass to the Dietrich Foundation, a charitable foundation, or such other qualified charities as designated by the Former Stockholder. The governing instrument of the Dietrich Foundation limits its annual distributions to charities to five percent of the fair market value of the assets of the Foundation or such greater amount as may be required so as not to subject the Foundation to tax under Section 4942 of the Code. The Stockholder, prior to the Closing, will secure the agreement of the Former Stockholder to the effect that he will not act, during the period for which the Stockholder has indemnification liability to the Buyer hereunder (the "Indemnification Period"), to: (i) accelerate the charitable remainder interest of the Stockholder, (ii) change the charitable remainderman from the Dietrich Foundation, or (iii) amend the provisions of the Dietrich Foundation to authorize greater annual distributions to charities after the death of the Former Stockholder, and (ii) acknowledgement and agreement of the Dietrich Foundation to the effect that if the Former Stockholder should die during the Indemnification Period, the Dietrich Foundation, as the successor to the Stockholder, would possess rights to the remainder interest in property distributable from the Stockholder that are subject (to the extent of the lesser of the value of such distributable property or the Stockholder's indemnification liability to Buyer hereunder) to the obligations of the Stockholder to the Buyer as a claimant during the Indemnification Period, subject to the provisions of Section 13.3.8.

Section 8.  REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants to the Company and Stockholder as follows:

     8.1. ORGANIZATION AND STANDING. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

     8.2. AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by its Board of Directors (or the Executive Committee thereof). This Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding agreement of Buyer, and is enforceable against Buyer in accordance with its terms.

     8.3. BROKERS. No agent, broker, investment banker or other Person acting on behalf of Buyer or under the authority of Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Buyer in connection with any of the transactions contemplated herein.

     8.4. EFFECT OF AGREEMENT. The execution and delivery of this Agreement by Buyer will not materially conflict with or constitute a material breach of any Contractual Obligation of Buyer or any Requirement of Law to which Buyer is subject. There are no approvals or consents of third parties (other than HSR approval) necessary for the purchase by the Buyer of the Company Stock.

     8.5. ABSENCE OF PROCEEDINGS. There are no claims, actions, suits, proceedings, arbitrations, or investigations pending before any court or Governmental official, body or agency, or any private arbitrator, mediator or arbitration tribunal against or relating to the Buyer in connection with the transactions contemplated by this Agreement, nor has there been any threat of such claim, action, suit, proceeding, arbitration or investigation.

     8.6 FINANCING. At Closing the Buyer will have cash in immediately available funds sufficient to enable Buyer to consummate the transactions contemplated by this Agreement.

Section 9.  CERTAIN COVENANTS OF THE COMPANY AND THE STOCKHOLDER.

     9.1. CONDUCT OF BUSINESS. From the date hereof to the Closing, except as otherwise consented to by Buyer in writing, the Company will, and Stockholder will require the Company to, and the Company and Stockholder will require each Related Company to:

     9.1.1. Carry on its business only in the ordinary course in substantially the same manner as heretofore and, to the extent consistent with such business, use commercially reasonable efforts in good faith to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationship with customers, suppliers and others having business dealings with it to the end that its goodwill and going business shall be unimpaired at the Closing;

     9.1.2. Keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

     9.1.3. Maintain its books of accounts and records in the usual, regular and ordinary manner, and in compliance in all material respects with all Requirements of Law;

     9.1.4. Not enter into or assume any Contractual Obligation or commitment of the character referred to in Section 6.8, except in the ordinary course of business;

     9.1.5. Not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or acquire any business of any Person; 9.1.6. Not take, or permit to be taken, any action which is represented and warranted in Section 6.20 not to have been taken since October 31, 1995 (except for the payment of reasonable (not to exceed two months pay without the consent of Buyer) severance pay, required in connection with any termination or firing of employees whose termination does not have a Material Adverse Effect); or

     9.1.7. Not pay any costs or expenses incurred in connection with this Agreement or the performance of the transactions contemplated hereby other than as permitted by Section 13.1.

     9.2. ACCESS AND INFORMATION. The Company shall and the Company and Stockholder shall cause the Related Companies to give Buyer and its counsel, accountants and other representatives full access to its offices, properties, books, records, contracts and commitments and will furnish all such information and documents relating to its properties and business as Buyer and its counsel, accountants and other representatives may reasonably request. No examination or right of examination pursuant hereto shall be deemed to affect the respective warranties, representations and agreements of the Company and Stockholders hereunder.

     9.3. CONFIDENTIAL TREATMENT. Except for such documents, reports and other information and data (including financial statements) as are in the public domain, independently developed by the Company or Stockholder, lawfully obtained from third parties or are required to be submitted or disclosed to or filed with the Securities and Exchange Commission (the "Commission") or any other Person in connection with this Agreement or the transactions contemplated hereby, the Company and the Stockholder will treat as confidential and, except as otherwise required by law, will not use, submit or disclose to, or file with others, or permit its stockholders, officers, directors or Affiliates to use, submit or disclose to, or file with others, any documents, reports or other information or data concerning Buyer obtained by the Company or Stockholder or their agents and representatives from Buyer.

     9.4. REPRESENTATIONS AND COVENANTS. Unless they receive a written waiver from Buyer, the Company and the Stockholder shall use their best efforts to ensure that the respective representations and warranties of the Company and the Stockholder contained in this Agreement shall be true and correct in all material respects as of the Closing, except for changes contemplated and permitted by this Agreement, as though such representations and warranties were made at and as of the Closing Date, and to cause all of the conditions set forth in Section 11 to occur at or prior to the Closing. The Company and the Stockholder shall immediately notify Buyer in the event that (i) any representation or warranty made by either of them herein shall cease to be true and correct in all material respects at or prior to Closing, or (ii) either of them will not in a timely manner be able to cause to be satisfied any condition of Closing required to be satisfied by them.

Section 10.  COVENANTS OF BUYER.

     10.1. CONFIDENTIAL TREATMENT. Except for such documents, reports and other information and data (including financial statements) as are in the public domain, independently developed by Buyer, lawfully obtained from third parties or are required to be submitted or disclosed to or filed with the Commission or any other Person in connection with this Agreement or the transactions contemplated hereby, Buyer will, until after Closing, treat as confidential and, except as otherwise required by law, will not use, submit or disclose to, or file with others, or permit its officers, directors or Affiliates to use, submit or disclose to, or file with others, any documents, reports or other information or data concerning the Company and the Related Companies obtained by Buyer or its agents and representatives from such companies or Stockholder.

     10.2. DISCLOSURE. Buyer shall not make any disclosure concerning this Agreement or the transactions connected herewith except at such time and in such manner as may be mutually agreed upon by Buyer and Stockholder, except for such disclosure as counsel to Buyer may deem necessary under applicable securities laws and except for such disclosures as may be appropriate to enable Buyer to obtain financing for this transaction.

     10.3. PAYMENT OF SAR OBLIGATIONS. The Buyer agrees to cause the Company to pay $3,609,682 net of taxes in respect of the Company's liabilities under the Company's outstanding stock appreciation rights as of the Closing no later than the date at which such payment is required to be made pursuant to the terms of the outstanding stock appreciation rights.

     10.4. REPRESENTATIONS AND COVENANTS. Unless it receives a written waiver from the Company and the Stockholder, the Buyer shall use its best efforts to ensure that the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing, except for changes contemplated and permitted by this Agreement, as though such representations and warranties were made at and as of the Closing Date, and to cause all of the conditions set forth in Section 12 to occur at or prior to the Closing. The Buyer shall immediately notify the Company and the Stockholder in the event that (i) any representation or warranty made by the Buyer herein shall cease to be true and correct in all material respects at or prior to Closing, or (ii) the Buyer will not in a timely manner be able to cause to be satisfied any condition of Closing required to be satisfied by the Buyer.

Section 11. CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE.

     The Obligations of Buyer under this Agreement are subject to the existence of the following conditions at Closing, except to the extent that any such condition may have been waived by Buyer pursuant to Section 15.

     11.1. LITIGATION. No action or proceeding brought by any Person (other than Buyer) shall be pending before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby, or to recover any material damages or obtain other relief as a result of the consummation of the transactions contemplated hereby.

     11.2. PERFORMANCE. The Company and Stockholder shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     11.3. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company and those of Stockholder in this Agreement shall be true in all material respects as of the date hereof and also at and as of the Closing as though each such representation and warranty were made at and as of such time.

     11.4. NECESSARY APPROVALS; REGULATORY AUTHORIZATIONS. All licenses, permits, consents, orders, authorizations and approvals of any third Persons (including Governments) necessary, in the opinion of Buyer, for the consummation of this Agreement, and the continuation in all material respects of the business of the Companies, without interruption after the Closing Date in substantially the manner in which such business is now conducted, shall have been received and shall be in full force and effect.

     11.5. CONSENTS. Buyer shall have received any and all consents from other parties to Contractual Obligations material to the business of the Companies necessary to consummate the transactions herein contemplated and necessary to continue such Contractual Obligations, without change, after the Closing.

     11.6. NO ADVERSE CHANGE. No material adverse change shall have occurred to the assets, properties or business of the Companies since October 31, 1995 taking into account seasonal changes in business and giving effect to the adjustments set forth in the Schedule of Financial Statements.

     11.7. CORPORATE PROCEEDINGS. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated by this Agreement, and all documents and instruments incidental thereto, shall be satisfactory in substance and form to Buyer and its counsel, and Buyer and its counsel shall have received all such documents and instruments, or copies thereof (certified if required) as may be reasonably requested.

     11.8. HSR APPROVAL. All applicable waiting periods in respect of the transaction contemplated hereby under the HSR Act shall have expired or been terminated.

     11.9. OTHER. The transactions described in Sections 4.1, 4.3 and 5 shall have occurred.

Section 12. CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDER TO CLOSE.

     The obligations of Stockholder hereunder are subject to the existence of the following conditions at Closing, except to the extent that any of such conditions may have been waived by the Stockholder pursuant to Section 15:

     12.1. LITIGATION. No action or proceeding brought by any Person (other than the Company, a Stockholder or an Affiliate thereof) shall be pending before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby or to recover any material damages or obtain other relief as a result of the consummation of the transactions contemplated hereby.

     12.2. PERFORMANCE. Buyer shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     12.3. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects as of the date hereof and as of the Closing as though such representations and warranties were then made at and as of such time.

     12.4. CORPORATE PROCEEDINGS. All corporate and other proceedings to be taken by Buyer in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incidental thereto, shall be reasonably satisfactory in substance and form to Stockholder, and their counsel, and Stockholder and their counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

     12.5. HSR APPROVAL. All applicable waiting periods in respect of the transaction contemplated hereby under the HSR Act shall have expired or been terminated.

     12.6. OTHER. The transactions described in Section 4.2 and 5 shall have occurred.

Section 13. ADDITIONAL COVENANTS.

     13.1. EXPENSES. Except as provided herein, Stockholder and Buyer each agree to pay their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. All fees, charges or expenses incurred after January 1, 1996 solely in connection with this transaction by the Company and the Related Companies shall be paid by Stockholder.

     13.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations, warranties and covenants of Buyer, the Company and Stockholder contained herein or in any Exhibit, Schedule, certificate, or other document delivered herewith and their respective agreements contained herein or therein shall survive the Closing but shall expire three years (five years as to those contained in Sections 6.14 and 13.3.2) after the Closing Date except as to any matters which the appropriate party shall have given notice during such three (or five) year period, in which event such survival shall continue until final resolution of such matters.

     13.3. INDEMNITY BY STOCKHOLDER.

     13.3.1. Stockholder hereby agrees to indemnify and hold harmless Buyer, the Company and Related Companies (the "Indemnified Parties") from and against any and all claims, liabilities, damages, losses, costs and expenses, including reasonable attorney's fees (reduced by the amount of any tax benefit to the Buyer, the Company or any Related Company, as the case may be, resulting from any such claim, liability, damage, loss, cost or expense) (collectively "Obligations and Liabilities") resulting from any misrepresentation or breach of any representations or warranties made by the Company, a Related Company and/or Stockholder in this Agreement or in any document or certificate delivered by them pursuant to this Agreement, or any breach or default in the performance by them of any of the covenants or other obligations which they are to perform or observe hereunder. Notwithstanding anything to the contrary contained herein, there shall be no liability for indemnification from the Stockholder (i) for any breach of, or failure to comply with, any representation, warranty, covenant or agreement contained herein if such breach or failure to comply has been waived in writing by Buyer on or prior to the Closing Date or (ii) any of the Specified Environmental Matters referred to in Schedule 13.3.9 hereof, irrespective of the actual amount of Obligations and Liabilities that may be related thereto.

     13.3.2. Stockholder hereby agrees to indemnify and hold harmless the Indemnified Parties from and against any and all Obligations and Liabilities relating to or resulting from (a) any actual or alleged Environmental Contamination which existed prior to Closing of any property now owned by the Company or a Related Company, or any actual or alleged Environmental Contamination (arising from or relating to the operation of the Company or a Related Company prior to Closing) of any property leased by the Company or a Related Company or of any property previously owned or leased by the Company or a Related Company; or (b) the labeling, use, storage, recycling, handling, transportation, generation, disposal or arranging for disposal, or release of any Hazardous Substance by the Company or a Related Company prior to Closing; provided, however, that the Stockholder shall have no liability pursuant to this subsection (i) for any of the Specified Environmental Matters referred to
Schedule 13.3.9 hereof, irrespective of the actual amount of Obligations and Liabilities that may relate thereto, (ii) for any investigative, engineering or related costs associated with any alleged Environmental Contamination unless (x) such investigative, engineering or related costs are incurred in response to a claim, action, suit, proceeding or investigation instituted or threatened by any Governmental agency or instituted by any third party or (y) actual Environmental Contamination relating to the period prior to Closing is found to exist.

     13.3.3. In the event that any Lien is filed against Buyer, the Company or a Related Company or against any of its property and such Lien relates to a matter to which the Indemnified Parties are entitled to indemnification hereunder, then Stockholder shall within 30 days of receipt of written notice from Buyer or the Company of the filing thereof (which notice shall be accompanied by copies of all documents filed to create such Liens) furnish any security required by applicable law to prevent foreclosure of such Lien during the pendency of any contest and appeal. Within 30 days after final resolution of any appeal or contest, Stockholder shall cause such Lien to be discharged of record by payment, deposit, bond, order of court of competent jurisdiction or otherwise. If the Stockholder shall fail to cause such Lien to be discharged within the period aforesaid, then, in addition to any other right or remedy of the Indemnified Party, they may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such Lien by deposit or by bonding proceedings, and in any such event the Indemnified Party shall be entitled, if they so elect, to compel the prosecution of any action for the foreclosure of such Liens by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances.

     13.3.4. Buyer shall promptly give notice (in reasonable detail) to the Stockholder after Buyer has knowledge of any claim against Buyer, the Company or a Related Company or any investigation by a Government of any activities of the Company or Related Company as to which recovery may be sought against Stockholder by reason of the indemnity set forth in this Section 13.3, or of the commencement of any legal proceedings against the Company or a Related Company as to such claim or investigation after Buyer has knowledge of such proceedings, whichever shall first occur, and shall permit the Stockholder to assume the defense of any such claim, investigation, or any litigation resulting from such claim or investigation. The failure of Buyer to give notice required by this Section shall not affect any of such party's rights under this Section except to the extent that such failure is prejudicial to the rights or obligations of the Stockholder. If Stockholder assumes the defense of any such claim, investigation, or litigation resulting therefrom, it shall be obligated to take all steps necessary in the defense or settlement of such claim, investigation, or litigation resulting therefrom, and to hold Buyer and the Company and each Related Company harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Stockholder or any judgment in connection with such claim or litigation resulting therefrom. Buyer and the Company and each Related Company shall take all steps necessary to fully cooperate with Stockholder in Stockholder's defense or settlement of any such claim, including but not limited to any investigation or remediation activities and reasonable access to property and documents. With respect to any such claim for which Stockholder assumes the defense, Buyer and the Company and each Related Company agree that Stockholder, its agents or representatives, will interact with any governmental agency and that neither they nor their agents or representatives will independently meet with, discuss or provide information to a governmental agency relative to such claim, unless required to do so by law. Buyer and the Company or the applicable Related Company shall have the right, at their own expense, to participate in the defense of any such action. Stockholder shall not, in the defense of such claim, investigation, or any litigation resulting therefrom, consent to entry of any judgment (except with the written consent of Buyer) or enter into any settlement (except with the written consent of Buyer), which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Buyer and the Company and the Related Companies of a release from all liability in respect of such claim or litigation. If Stockholder shall fail to notify Buyer in writing of its election to defend such action within 30 days after receipt of such notice from Buyer, Stockholder shall be deemed to have waived its right to defend such action. If Stockholder shall not assume the defense of any such claim, investigation, or litigation resulting therefrom, Buyer and the Company and Related Companies may defend against such claim, investigation, or litigation in such manner as they may deem appropriate and may settle such claim, investigation, or litigation on such terms as it may deem appropriate.

     13.3.5. If Buyer believes it has incurred Obligations and Liabilities which are subject to indemnification under this Section 13.3 and do not involve a third party claim or demand, it shall forward notice thereof to the Stockholder as specified in Section 13.3.4 hereof, and shall state the amount of Obligations and Liabilities it believes it has suffered, and shall provide, in reasonable detail the facts alleged as the basis for such claim and the section or sections of this Agreement alleged to have been violated (a "Damages Notice"). No later than 30 days after receipt of a Damages Notice from the Buyer, the Stockholder shall deliver or cause to be delivered to the Buyer either a notice accepting such claim for Obligations and Liabilities or a notice that the Stockholder disputes such claim for Obligations and Liabilities. A failure to provide notice disputing a claim for Obligations and Liabilities within 30 days of receipt of a Damages Notice shall be deemed acceptance of the relevant claim by the Stockholder.

     13.3.6. Notwithstanding anything in this Agreement to the contrary, Stockholder shall have no liability for any claim arising under this Section
13.3 except to the extent that the aggregate amount of such valid Obligations and Liabilities shall exceed $500,000 (the "Indemnification Basket"); provided, that if the aggregate amount of such obligations and liabilities exceeds the Indemnification Basket the liability of the Stockholder shall be limited to the amount of Obligations and Liabilities in excess of the Indemnification Basket; provided, further, that a breach by the Company of
Section 6.20.4 or Section 6.20.16 of this Agreement shall not be subject to the Indemnification Basket. The indemnification and terms thereof provided for in this Section 13.3 shall be the exclusive remedy available to the Indemnified Parties against the Stockholder for any misrepresentation of any representation or breach of any covenant, obligation or agreement of the Company or the Stockholder pursuant to or in connection with this Agreement or in any certificate or other document furnished to the Indemnified Parties pursuant to or in connection with this Agreement.

     13.3.7. Stockholder shall have no liability (i) for any claim arising under Section 13.3.1 except claims as to which Buyer shall have given notice to Stockholder within three years of the Closing Date (ii) for any claim arising under Section 13.3.2 except claims as to which Buyer shall have given notice to Stockholder within five years of the Closing Date; provided, however that any claim which may be made under both Section 13.3.1 and Section 13.3.2 shall be subject to the five year (not the three year) limitation on claims.

     13.3.8. To the extent any amounts become owing by Stockholder pursuant to this Section 13.3, or the other provisions of the Agreement, such amounts shall first be paid out of the Escrow Fund, and then, to the extent funds are not available in the Escrow Fund, shall be paid by the Stockholder. The existence of the Escrow Fund shall in no way limit the liability of the Stockholder under this Agreement; provided, however, that the indemnification obligation of the Stockholder shall not exceed $50,000,000 of the Purchase Price in the event that (a) the funds held by the Stockholder are distributed to the Dietrich Foundation under the provisions of the Stockholder's governing instrument dated as of January 1, 1996 and (b) no Damage Notice has been received by the Stockholder at any time prior to 60 days after the date of distribution claiming an amount in excess of the amount then in Escrow. Any indemnity payments made by the Stockholder hereunder shall constitute an adjustment to the Purchase Price.

     13.3.9. The items listed on Schedule 13.3.9 have been agreed to by the parties and have been reflected in purchase price adjustments. Such items shall not be deemed to give rise to a breach of any of the Company's or Stockholder's representations, warranties or covenants contained in this Agreement, and the Obligation and Liabilities covered by in such items shall not be entitled to the benefit of the Stockholder's indemnity obligations under Sections 13.3.1 or 13.3.2 hereof.

     13.4. NO EFFECT ON INSURANCE. Nothing contained in this Agreement shall be construed to release or otherwise relieve any insurer of Buyer or the Company or any Related Company from paying any of its claims or otherwise performing any of its duties and obligations pursuant to the terms and provisions of any policy of insurance which insures the Company or any Related Company or any of its properties or assets. The Company and each Related Company agree to cooperate fully with Buyer to ensure that all policies of insurance currently maintained by the Company or a Related Company, may be continued by the Company and the Related Companies, and to ensure that any and all claims made pursuant thereto shall be timely processed and fully paid in accordance with the terms and provisions of the applicable policy or policies.

     If any claims as to which Buyer, the Company or a Related Company would be entitled to indemnification under Section 13 are covered by the insurance, the indemnification obligation shall be reduced only by the amount paid by the insurance company and not by any deductible or other amount reimbursed to the insurance company by Buyer, the Company or a Related Company.

     13.5. RESOLUTION OF DISPUTES. Any claim, dispute or other matter in question between the parties hereto shall be submitted for resolution by arbitration. The arbitration proceeding, if needed, shall be conducted in a mutually agreed upon location, other than Columbus or Pittsburgh, which is in reasonable proximity to both such cities by a panel of three arbitrators according to the rules of the American Arbitration Association as then in effect. Each party to this Agreement shall select a single arbitrator. The arbitrators chosen by the Buyer and the Stockholder shall jointly select a third arbitrator. The award rendered by the arbitration panel, as set forth in writing with the reasons therefor, shall be final and binding upon all of the parties hereto.

     13.6. HSR ACT FILINGS. The Company and Buyer shall use their best efforts, within one business day of the date hereof, to file Notification and Report forms under the HSR Act with the appropriate Governmental authorities, and shall use their best efforts to respond as promptly as practicable to all inquiries received from the Governmental authorities for additional information.

     13.7. FINANCIAL INFORMATION. The Company shall provide Buyer with all information reasonably necessary to enable Buyer to prepare and file all financial and other information required under the securities laws and regulations as a result of the transaction contemplated hereby, and shall fully cooperate with Buyer in the preparation thereof. The Company shall provide Buyer monthly balance sheets and statements of income and cash flows for each month ended after October 31, 1995, as soon as reasonably practicable. The Company shall provide Buyer with audited financial statements as of December 31, 1995 (the "1995 Financial Statements") as soon as practicable after they become available.

     13.8. DEFERRED TAXES. As soon as practicable following the completion of the 1995 Financial Statements, the Company will distribute copies of the 1995 Financial Statements to both the Buyer and the Stockholder. Buyer and Stockholder shall have 30 days after receipt of the 1995 Financial Statements ("Dispute Period") during which they shall have the opportunity to determine if they propose any adjustment to the deferred tax calculation set forth as Attachment 1 to Schedule 2.1. If either Buyer or the Stockholder disagree with the calculation (other than as to the 6% discount rate being used or the assumed tax rate of 39.8%, as to which the parties have agreed) and the aggregate adjustments proposed by such party would cause the Deferred Tax Adjustment to change by more than $50,000, the party proposing the change shall provide a written notice to the other (a "Dispute Notice"), within the Dispute Period setting forth the proposed adjustments. Within 15 days after receipt of the Dispute Notice, the Stockholder and Buyer shall meet and attempt to resolve such proposed adjustments and upon reaching such agreement shall set forth such agreement in writing. In the event that Buyer and Stockholder are unable to resolve any such dispute within the 15 day period (or such longer period as the parties may agree) then the public accounting firm of Coopers and Lybrand shall be employed as arbitrator hereunder to settle the Dispute as soon as practicable. The Buyer and the Stockholder shall each pay one-half the fees and expenses of the arbitrator for such purpose. If it is determined, either by agreement of the parties or the arbitrator, that the Deferred Tax Adjustment was either too high or too low (such new deferred tax adjustment being referred to as the "Final Tax Adjustment"), the buyer or the Stockholder, as the case may be, shall promptly pay, in immediately available funds, to the other party any such difference. Notwithstanding the foregoing, no payment shall be required by this Section 13.8 unless the difference between the Deferred Tax Adjustment and the Final Tax Adjustment exceeds $50,000.

     13.9. PAYMENT OF SAR SHORTFALL. In the event the Company's liabilities related to its outstanding stock appreciation rights, as of the Closing, net of any tax benefit to the Company, payable by the Company in accordance with their terms shall exceed $3,609,682 (the amount of such excess being referred to as an "SAR Shortfall"), then within five business days after receipt of written notice from the Company of an SAR Shortfall, the Stockholder shall pay the Buyer the SAR Shortfall.

Section 14.  MISCELLANEOUS.

     The  headings  contained  in this  Agreement  and the  Schedules  are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement and the Schedules and Exhibits referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Any matter disclosed in any
Schedule identified in this Agreement shall be deemed to have been disclosed for purposes of all provisions of the Agreement and any documents referred to herein. Inclusion of any matter in any Schedule shall not be nor be deemed to be evidence of materiality. No representation, promise, inducement, or statement of intent has been made by any party to this Agreement to any other party to this Agreement or any director, officer, stockholder, agent, attorney, or employee thereof which is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not embodied herein. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws principles. This Agreement may not be amended except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto, but shall be binding upon and inure to the benefit of any successor to Buyer or the Company by operation of law.

Section 15.  WAIVER.

     Any condition to the performance by any party hereto which may legally be waived at or prior to the Closing may be waived at any time by the party entitled to the benefit thereof in a writing signed as follows: (a) any waiver given by Buyer shall be signed by the Chairman of the Board, the President or a Vice President thereof; and (b) any waiver given by the Company shall be signed by the President, a Vice President or the Treasurer thereof and (c) any waiver given by the Stockholder shall be signed by the Stockholder or their authorized representatives.

Section 16.  DEFINITIONS.

     16.1. DEFINITIONS. Certain words and terms as used in this Agreement shall have the meanings given to them by the definitions and descriptions in this Section, and such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms herein defined.

     "AFFILIATE" of any specified Person means (a) a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person; (b) any relative or spouse of such Person, or any relative of such spouse, any one of whom has the same home as such Person; (c) any trust or estate in which such Person or any of the persons specified in (b) collectively own ten percent or more of the total beneficial interest or of which any of such persons serve as trustee, executor or in any similar capacity; or (d) any corporation or other organization in which such Person or any of the persons specified in (b) are the beneficial owners collectively of ten percent or more of any class of equity securities or ten percent or more of the equity interest. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings relative to the foregoing.

     "BUYER" shall mean Worthington Industries, Inc. or a wholly-owned subsidiary of Worthington.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMPANIES" shall mean the Company and the Related Companies on a consolidated basis.

     "COMPANY" means Dietrich Industries, Inc., a Pennsylvania corporation.

     "COMPANY SECURITIES" means any capital stock, voting securities or securities or other rights convertible into or exchangeable for capital stock or voting securities of the Company or a Related Company.

     "CONTRACTUAL OBLIGATION" means for any Person any evidence of Indebtedness or any agreement or instrument under or pursuant to which any evidence of Indebtedness has been issued, or any other material contract, agreement, instrument, understanding, obligation or Guaranty, whether written or oral, to which such Person is a party or by which such Person or any of its assets or properties are bound.

     "DEFERRED TAX ADJUSTMENT" means an adjustment described on Section 2.1 (Item 2(ii)) made in order to compute the Purchase Price.

     "DISCLOSURE SCHEDULES" means the disclosure schedules attached to this Agreement.

     "ENVIRONMENTAL CONTAMINATION" means any condition of, on or beneath the property in question, as of the Closing, which would cause any present or subsequent holder thereof (i) to be in violation of any federal, state or local environmental or pollution control law; or (ii) to be subject to, or in the absence of reasonable and necessary preventative measures, would be subject to (y) clean-up or other remedial obligations imposed by any Governmental authority or (z) liability to a third party.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ESCROW AGENT" means PNC Bank, N.A. as escrow agent under the Escrow Agreement.

     "ESCROW AGREEMENT" means the escrow agreement dated the Closing Date among the Escrow Agent, Buyer and Stockholder referred to in Section 5.

     "ESCROW FUND" means the fund held by the Escrow Agent pursuant to the Escrow Agreement.

     "FORMER STOCKHOLDER" means William S. Dietrich, II, an individual residing in Allegheny County, Pennsylvania who owned the Company Stock until January 1, 1996 and who is the settlor and a beneficiary of the Stockholder.

     "GOVERNMENT" means the government of the United States of America, the government of any other nation, any political subdivision of the United States of America or any such other nation (including, without limitation, any state, commonwealth, territory, federal district, municipality or possession) and any department, agency, or instrumentality thereof; and "Governmental" means of, by, or pertaining to, any Government. "GUARANTY" means, at any date, for any Person, all obligations of such Person guaranteeing or in effect guaranteeing any Indebtedness, Lease, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, by such particular Person (a) to purchase such Indebtedness, Lease, dividend, or other obligation of the primary obligor or any property or asset constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness, Lease, dividend or other obligation or (ii) to maintain working capital or equity capital or any other balance sheet condition of the primary obligor or otherwise to advance or make available funds to the primary obligor for the purchase or payment of such Indebtedness, Lease, dividend, or other obligation; (c) to lease property or to purchase property, securities, or services from the primary obligor primarily for the purpose of assuring the owner of such Indebtedness, Lease, dividend, or other obligation of the ability of the primary obligor to make payment of such Indebtedness, Lease, dividend or other obligation; or (d) otherwise to assure the owner of such Indebtedness, Lease, dividend or obligation against loss in respect thereof; provided, however, Guaranty does not include endorsements for collection in the ordinary course.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act.

     "INDEBTEDNESS" means, at any date, for any Person all items (other than capital stock, capital surplus, retained earnings and any other comparable accounts) which, in accordance with generally accepted accounting principles, would be included In determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date on which Indebtedness is to be determined, but in any event including, without limitation, (a) Indebtedness secured by any Lien whether or not the Indebtedness secured thereby shall have been assumed, (b) obligations in respect of Leases, (c) obligations in connection with letters of credit and bankers' acceptances, (d) all Guaranties in the amounts of the Indebtedness, Leases, dividends or other obligations of primary obligors to which they relate, and (e) deferred taxes.

     "INDEMNIFIED PARTIES" means the Buyer, the Company and the Related Companies, provided that the Company and the Related Companies may make claims against Stockholder under Section 13.3 only if Closing occurs.

     "INTELLECTUAL PROPERTY" means trademarks, trade names, copyrights, service marks, libel filings, patents, applications for any of the foregoing, trade secrets, inventions, formulae, know-how, computer software and other intellectual property rights.

     "LEASE"  means  any  lease  or  other  agreement  (however   denominated)
providing for the use by one Person of real or personal property owned by another Person (or the entering into such a lease or agreement).

     "LIEN" means any mortgage, lien, charge, claim, security interest, easement or encumbrance of any kind upon, or pledge of, any property or asset, whether now owned or hereafter acquired, and includes the acquisition of or agreement to acquire any property or asset subject to any conditional sale agreement or other title retention agreement, including a Lease on terms tantamount thereto or on terms otherwise substantially equivalent to a purchase.

     "PERMITTED LIEN" means (a) liens for real estate taxes, assessments and other governmental charges not yet due and payable; (b) such imperfections of title and easements, if any, which are immaterial in character, amount or extent and do not materially detract from the value or interfere with the use of the assets subject thereto or affected thereby or otherwise materially impair business operations; (c) liens (other than any lien created by Section 4068 of ERISA) arising in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (d) mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of business; (e) easements, covenants, rights of way and other encumbrances or restrictions of record; (f) zoning and other similar restrictions; (g) unrecorded easements, covenants, rights of way or other restrictions which do not materially impair the use or value of the property to which they relate in the business of the Company and the related Companies as presently conducted; and (h) such other liens as are listed on the Schedule of Permitted Liens attached hereto as Exhibit 16.

     "PERSON" means any individual,  corporation,  partnership, joint venture,
association,   joint-stock  company,  trust,  unincorporated  organization  or
Government, or other entity.

     "RELATED COMPANIES" means Dayco, Inc., a Delaware corporation, D.O., Inc., an Ohio corporation, and Dietrich Rolling Mills Inc., an Ontario corporation.

     "REQUIREMENT OF LAW" means for any Person any material law, rule, judgment, regulation, order, writ, injunction or decree of any court or Government and any material decision or ruling of any arbitrator to which such Person is a party or by which such Person or any of its assets or property is bound or affected or from which such Person derives benefits, and if such Person is a corporation, its charter documents and Code of Regulations or Bylaws.

     "STOCKHOLDER" means the William S. Dietrich, II Charitable Remainder Annuity Trust.

     "SUBSIDIARY" means, with respect to a particular parent corporation, any corporation or other entity of which more than (i) 50% of the equity interest or (ii) 50% of the outstanding stock or other interests having ordinary voting power to elect a majority of the Board of Directors (or similar body) of such corporation or entity (irrespective of whether or not at the time stock or interests of any other class or classes of such corporation or entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such parent corporation, or by one or more of its subsidiaries, or by such parent corporation and one or more of its subsidiaries together.

     16.2. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.

     16.3. TERMS DEFINED ELSEWHERE. All of the following terms are defined elsewhere in this Agreement:

      Balance Sheet - Section 6.6.3

      Benefit Arrangement - Section 6.12.5

      Closing - Section 3

      Closing Date - Section 3

      Company Stock - Preamble

      Employee Plans - Section 6.12.1

      Final Tax Adjustment - Section 13.7

      Hazardous Substance - Section 6.14.1

      Multiemployer Plan - Section 6.12.2

      Obligations and Liabilities - Section 13.3.1

      Pension Plans - Section 6.12.1

      Purchase Price - Section 2.1
      Release - Section 6.14.1

      Retirement Plans - Section 6.12.2

      SAR Shortfall - Section 13.8

      1995 Financial Statements - Section 13.7


Section 17.  TERMINATION AND ABANDONMENT.

     Notwithstanding provisions of this Agreement to the contrary, this Agreement may be terminated at any time before the Closing by mutual consent of the Stockholder and Buyer and in no other manner.

Section 18.  NOTICES.

     All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail, postage prepaid:

      if to the Company:

        Dietrich Industries, Inc.
        500 Grant Street
        Suite 2226
        Pittsburgh, PA  15219

      if to the Stockholder:

        William S. Dietrich II Charitable Remainder Annuity Trust
        c/o Paul W. Schwendeman
        1500 Oliver Building
        Pittsburgh, PA  15222

      with a copy to:

        Michael C. McLean, Esquire
        Kirkpatrick & Lockhart LLP
        1500 Oliver Building
        Pittsburgh, PA  15222

      and if to Buyer:

      Worthington Industries, Inc.
      1205 Dearborn Drive
      Columbus, OH  43085
      Attention:  Dale T. Brinkman, General Counsel

      with a copy to:

      Philip C. Johnston, Esquire
      Vorys, Sater, Seymour & Pease
      52 East Gay Street
      Columbus, OH  43215

or, in each case, at such other address as may be specified in writing to the other parties.

     This Agreement has been executed on behalf of each of the parties hereto to be effective as of the date first above written.

Section 19.  TRUSTEES OF STOCKHOLDER.

     It is understood and acknowledged by all parties that the Trustees of Stockholder have executed this agreement and will execute any agreements, certificates, notices or other documents required to be executed and delivered by them in connection with the transactions contemplated hereby solely in their capacities as Trustees of the Stockholder and not in their individual or corporate capacities. They shall have no liability hereunder in their individual or corporate capacities. Neither the Stockholder nor the Trustees have any knowledge with respect to the Company and accordingly, they make no representations in this Agreement except with respect to the representations set forth in Section 7 hereof. Nothing contained in this Section 19 shall affect the indemnification obligations of the Stockholder under Section 13.3 hereof.

Section 20.  KNOWLEDGE.

     It is understood and acknowledged by all parties that in each provision of this Agreement in which a representation or warranty is qualified to the "knowledge" of a person or to the "best of the knowledge" of a person, each such phrase means that the person (or in the case of the Company, the executive officers of the Company) does not have actual knowledge after due inquiry of any state of facts which is different from the facts described in the representation or warranty.

Section 21.  TIME OF THE ESSENCE.

     The parties agree that time shall be of the essence with respect to each and every obligation of the parties to this Agreement.



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


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                    WORTHINGTON INDUSTRIES, INC.

                                    /s/ John P. McConnell
                                    ------------------------------
                                    By: John P. McConnell
                                    Title: Vice Chairman and CEO

                                    WILLIAM S. DIETRICH, II CHARITABLE
                                      REMAINDER ANNUITY TRUST


                                    /s/ Thomas Marshall
                                    ------------------------------
                                    Thomas Marshall, Trustee
                                      in fiduciary and not individual capacity

                                    Mellon Bank, N.A., Special Trustee
                                      in fiduciary and not individual capacity

                                    /s/ George E. Kemp
                                    ------------------------------
                                    By: George E. Kemp
                                    Title: First Vice President

                                    DIETRICH INDUSTRIES, INC.


                                    /s/ Richard F. Berdik
                                    ------------------------------
                                    By: Richard F. Berdik
                                    Title: Treasurer





             EXHIBITS EXCLUDED FROM THE STOCK PURCHASE AGREEMENT


     Schedule 2.1

     Schedule 13.3.9

     Exhibit 4.1.2A      Opinion of Kirkpatrick & Lockhart LLP

     Exhibit 4.1.2B      Opinion of Cohen & Grigsby, P.C.

     Exhibit 4.1.3       Opinion of Dale T. Brinkman, Esq.

     Exhibit 4.3         Non-Competition Agreement

     Exhibit 5           Escrow Agreement

     Exhibit 16          Permitted Liens